Exhibit 10.1

364-DAY REVOLVING CREDIT AGREEMENT

dated as of

July 26, 2019,

among

MARATHON PETROLEUM CORPORATION,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________
JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
BARCLAYS BANK PLC,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.
and
RBC CAPITAL MARKETS1,
as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent

BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.
and
ROYAL BANK OF CANADA,
as Documentation Agents

1RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

Page

i

(continued)
Page

ARTICLE IV
Conditions
SECTION 4.01.	Closing Date	40
SECTION 4.02.	Availability Date	41
SECTION 4.03.	Each Credit Event	41

ARTICLE V
Affirmative Covenants
SECTION 5.01.	Financial Statements; Ratings Change and Other Information	42
SECTION 5.02.	Notices of Defaults	43
SECTION 5.03.	Existence; Conduct of Business	43
SECTION 5.04.	Payment of Taxes and other Obligations	43
SECTION 5.05.	Maintenance of Properties; Insurance	43
SECTION 5.06.	Books and Records; Inspection Rights	44
SECTION 5.07.	Compliance with Laws	44
SECTION 5.08.	Use of Proceeds	44

ARTICLE VI
Negative Covenants
SECTION 6.01.	Indebtedness	45
SECTION 6.02.	Liens and Sale and Leaseback Transactions	46
SECTION 6.03.	Fundamental Changes	48
SECTION 6.04.	Transactions with Affiliates	48
SECTION 6.05.	Maximum Consolidated Net Debt to Total Capitalization Ratio	49

ARTICLE VII
Events of Default

ARTICLE VIII
The Administrative Agent

ARTICLE IX
Miscellaneous

SECTION 9.01.	Notices	55
SECTION 9.02.	Waivers; Amendments	57
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	58
SECTION 9.04.	Successors and Assigns	60
SECTION 9.05.	Survival	63
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	63
SECTION 9.07.	Severability	64
SECTION 9.08.	Right of Setoff	64
SECTION 9.09.	Subsidiary Guarantees	64
SECTION 9.10.	Governing Law; Jurisdiction; Consent to Service of Process	65

(continued)
Page

SCHEDULES:
Schedule 1.01 – Certain Excluded Subsidiaries
Schedule 2.01 – Commitments
Schedule 3.05 – Disclosed Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Transactions with Affiliates

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Interest Election Request
Exhibit D – Form of Note
Exhibit E-1 – Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F – Form of 364-Day Facility Subsidiary Guarantee

364-DAY REVOLVING CREDIT AGREEMENT dated as of July 26, 2019, among MARATHON PETROLEUM CORPORATION, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and any successor in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the date hereof is $1,000,000,000.
“Agreement” means this 364-Day Revolving Credit Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or, in the event the LIBO Screen Rate is not available for such maturity of one month, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided that the Alternate Base Rate shall not be less than 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“ANDX” means Andeavor Logistics LP, a Delaware limited partnership.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments made hereunder.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Applicable Ratings by S&P, Moody’s and Fitch, respectively, as of such date:

Applicable Ratings (S&P / Moody’s / Fitch):	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Level I BBB+/Baa1/BBB+ or higher	0.125%	1.125%	0.100%
Level II BBB/Baa2/BBB	0.250%	1.250%	0.125%
Level III BBB-/Baa3/BBB- or below	0.500%	1.500%	0.175%

For purposes of the foregoing, (a) if at any time, only one Applicable Rating shall be in effect, the applicable Level shall be determined by reference to the available Applicable Rating, (b) if no Applicable Rating shall be in effect (other than by reason of the circumstances referred to in the final paragraph of this definition), Level III shall apply, (c) if at any time there is more than one Applicable Rating in effect and such Applicable Ratings are in different Levels, then (i) if three Applicable Ratings are in effect, either (x) if two of the Applicable Ratings are in the same Level, such Level will apply or (y) if all three Applicable Ratings are in different Levels, then the Level corresponding to the middle Applicable Rating will apply and (ii) if only two Applicable Ratings are in effect, then the Level corresponding to the higher Applicable Rating will apply, unless there is more than one Level between such Applicable Ratings, in which case the Level one below that applicable to the higher of the two such Applicable Ratings will apply, and (d) if the Applicable Ratings established by S&P, Moody’s or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Applicable Rating” means, for each of S&P, Moody’s and Fitch, the rating assigned by such rating agency to the Index Debt; provided that if such rating agency shall at any time fail to have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the final paragraph of the definition of “Applicable Rate”), the Borrower may seek and obtain a rating of the Facility or the Five-Year Facility from such rating agency, and on and after the date on which such rating of the Facility or the Five-Year Facility is obtained until such time (if any) that a rating by such rating agency for the Index Debt becomes effective again, the Applicable Rating for such rating agency shall mean the rating assigned by such rating agency to the Facility (or, if only the Five-Year Facility shall be so rated by such rating agency, to the Five-Year Facility).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Barclays Bank PLC, BofA Securities, Inc., Citibank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd. and RBC Capital Markets2.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.
“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

2RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

“Availability Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
“Availability Period” means the period from and including the Availability Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Marathon Petroleum Corporation, a Delaware corporation.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and
(f)    in the case of any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes.
“CFC” means any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is a Loan Party or an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” described in Section 951(a)(1). For purposes of this definition, all Section references are to the Code.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower entitled to vote in the election of directors (other than such Equity Interests having such power only by reason of the happening of a contingency which contingency has not yet happened); or (b) a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of such board on the Closing Date, (ii) whose election, nomination or appointment to such board was approved by individuals referred to in clause (i) above constituting at the time of such election, nomination or appointment at least a majority of such board or (iii) whose election, nomination or appointment to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, nomination or appointment at least a majority of such board.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning assigned to such term in Section 9.14.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such amount may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Debt” means, at any date, (a) without duplication, the aggregate amount of the Indebtedness of the Borrower and the Subsidiaries of the type specified in clause (a), (b) (c), (d) or (g), clause (h) or (i) (so long as obligations specified in such clause are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness” as of such date determined on a consolidated basis, but excluding any Securitization Indebtedness, less (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Subsidiaries (other than any Securitization Subsidiary) as of such date determined on a consolidated basis in accordance with GAAP, provided that, for purposes of this clause (b), (i) any portion of such aggregate amount that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and the Subsidiaries prepared in accordance with GAAP (other than, to the extent such Indebtedness is included in clause (a) above, any cash and Cash Equivalents that have been deposited in a trust account or account created or pledged or otherwise held for the sole benefit of the holders of any Indebtedness of the Borrower or its Subsidiaries that has been, or as a result thereof will be, defeased, terminated, redeemed, satisfied and discharged or otherwise repaid pursuant to the applicable terms of the definitive agreements governing such Indebtedness) shall be excluded and (ii) so long as any Securitization Indebtedness shall be outstanding in respect of any Securitization Transaction, such aggregate amount shall be reduced (but not below zero) by an amount equal to the lesser of (A) the amount of the Securitization Indebtedness outstanding at such date in respect of such Securitization Transaction and (B) the amount of the proceeds of such Securitization Transaction received by the Borrower or any Subsidiary (excluding any Securitization Subsidiary) directly or indirectly (including through any Securitization Subsidiary) from third parties. For the avoidance of doubt, the amounts referred to above shall be determined excluding all amounts attributable to any Excluded Subsidiary (other than any Indebtedness of any Excluded Subsidiary of the type referred to above that shall have been Guaranteed by the Borrower or any Subsidiary).
“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Borrower and the Subsidiaries and (ii) goodwill and other intangible assets of the Borrower and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Borrower most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the most recent consolidated financial statements of the Borrower referred to in Section 3.04(a)). For purposes of this definition, (A) assets of the Borrower and the Subsidiaries shall exclude all amounts attributable to the assets of any Excluded Subsidiary (or any equity investments in any Excluded Subsidiary, but only if such equity investments are subject to Liens permitted under Section 6.02(a)(ix)), (B) any such current liabilities of the Borrower and the Subsidiaries shall not include any such current liabilities of any Excluded Subsidiary, provided that to the extent such liabilities are recourse to the Borrower or any Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition, and (C) the amount of any such assets and current liabilities of any Subsidiary that is not wholly owned by the Borrower shall be included or deducted, as the case may be, only to the extent of the proportional Equity Interests directly or indirectly owned by the Borrower in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Borrower or any other Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.
“Consolidated Stockholders’ Equity” means, at any date, the total stockholders’ equity of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, but, for the avoidance of doubt, excluding, at any time, all amounts attributable to (including all retained earnings of) any Person that at such time is an Excluded Subsidiary.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.
“Credit Party” means the Administrative Agent or any Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with the applicable default, shall be specifically identified in such writing or public statement) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.05.
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) a commercial bank, an insurance company, a commercial finance company or a company engaged in making commercial loans, in each case, which, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000, (c) any Affiliate of a Lender, (d) an Approved Fund or (e) any other Person that is an “accredited investor” (as defined in

Regulation D under the Securities Act) and that extends credit or makes or purchases loans in the ordinary course of its business, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Borrower or any Subsidiary or other Affiliate of the Borrower or (iii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any Indebtedness that is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such Indebtedness).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means (a) each MLP Subsidiary and each of its subsidiaries, but only for so long as such MLP Subsidiary is not wholly owned, directly or indirectly, by the Borrower, (b) each of the Persons listed on Schedule 1.01 hereto, provided that, upon prior written notice to the Administrative Agent, the Borrower may modify such Schedule from time to time to remove any such Person listed on Schedule 1.01 and (c) any other subsidiary of the Borrower that is neither (i) wholly owned, directly or indirectly, by the Borrower nor (ii) consolidated in the consolidated financial statements of the Borrower in accordance with GAAP.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing 364-Day Credit Agreement” means the Credit Agreement dated as of August 28, 2018, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Securitization Facility” means the Receivables Purchase Agreement dated as of December 18, 2013, as amended by the First Amendment to Receivables Purchase Agreement, dated as of July 20, 2016, as amended by the Second Amendment to Receivables Purchase Agreement, dated as of July [19], 2019, by and among MPC Trade Receivables Company LLC, Marathon Petroleum Company LP, the Purchasers (as defined therein) from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent, and certain other agents from time to time party thereto.
“Facility” means the revolving credit facility provided for herein.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of the Borrower shall have, theretofore (including on the Closing Date) or concurrently therewith, delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.
“Five-Year Facility” means the credit facility established under the Five-Year Revolving Credit Agreement dated as of August 28, 2018, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.04, from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). Notwithstanding the foregoing, the obligations of the Borrower and its Subsidiaries under each of (x) the Amended and Restated Chapter 537 Reserve Fund and Financial Agreement, dated

June 30, 2016, between Crowley Blue Water Partners LLC and the United States of America, Contract No. MA-14402, and (y) each Guaranty by the Borrower of the obligations of each of Crowley Tankers II, LLC, Crowley Tanker Charters III, LLC, Crowley Tankers IV, LLC and Crowley Tankers V, LLC, under that certain Amended and Restated Senior Secured Term Loan Agreement, dated September 30, 2015 (in each case, as amended, restated, supplemented or otherwise modified from time to time, so long as the amount of the obligations of the Borrower and its Subsidiaries is not increased compared to the amount thereof as of the Closing Date), shall not constitute a Guarantee hereunder if and for so long as the effectiveness of such obligations of the Borrower and its Subsidiaries is conditioned upon or subject to the occurrence of certain events (other than the failure of the primary obligor to pay or perform), which events have not yet occurred.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests in Joint Ventures or Excluded Subsidiaries, in each case, which are permitted under Section 6.02(a)(ix)), whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others (other than Guarantees solely in the form of Liens on Equity Interests in Joint Ventures or Excluded Subsidiaries, in each case, which are permitted under Section 6.02(a)(ix)), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Information” has the meaning assigned to such term in Section 3.10.

“Information Memorandum” means the Confidential Information Memorandum dated June 27, 2019, relating to the Borrower and the Facility.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be substantially in the form of Exhibit C.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December of each year and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically corresponding day in the calendar month that is one, two or three months thereafter or, with the consent of each Lender, any other period, in each case, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of a one week Interest Period) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, with respect to any period, a rate per annum that results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such period, in each case, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Subsidiary with one or more third parties so long as such joint venture entity does not constitute a subsidiary of the Borrower.
“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the “LIBO Rate” for such Interest Period shall be Interpolated Screen Rate at such time and (b) if the LIBO Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero.
“LIBO Screen Rate” means, for any date and time, with respect to any Eurodollar Borrowing for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that published such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” has the meaning assigned to such term in Section 2.01.
“Loan Documents” means this Agreement, the Subsidiary Guarantee (if any) and, other than for purposes of Section 9.02, each promissory note executed and delivered by the Borrower under Section 2.07(e) (if any) and any other document executed by a Loan Party and the Administrative Agent that contains a provision stating that it is a Loan Document as herein defined.
“Loan Parties” means the Borrower and each Subsidiary Guarantor.
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means the date that is 364 days after the Availability Date.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“MLP Subsidiary” means MPLX and ANDX.

“MNPI” means material information concerning the Borrower or any of its Affiliates or any securities of any of the foregoing that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower or any of its Affiliates or any securities of any of the foregoing that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“MPLX” means MPLX LP, a Delaware limited partnership, and its successors.
“MPLX Credit Agreement” means the Amended and Restated Credit Agreement dated as of the date hereof, among MPLX, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, and any syndicated revolving credit agreement that replaces or refinances the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, on the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that (i) are not yet due, (ii) are not more than 60 days past due and not subject to penalties for non-payment or (iii) are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) and securing obligations that are not overdue for more than 60 days or, if so overdue, that are being contested in compliance with Section 5.04;
(c) pledges and deposits made (i) in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA) or (ii) in respect of letters of credit, bank guarantees, performance bonds or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d) Liens and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), government contracts, leases (other than Capital Lease Obligations), statutory obligations (other than Liens imposed by ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e) judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g) any Lien in favor of the United States of America, any state or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Subsidiary pursuant to the provisions of any contract or any statute;

(h) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with capital leases and sale-leasebacks;
(i) Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, provided that the aggregate amount of the obligations secured by such Liens shall not at any time exceed $100,000,000;
(j) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;
(k) Liens that are contractual rights of set-off;
(l) Liens on cash and Cash Equivalents made to defease or to satisfy and discharge any debt securities;
(m) contractual Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil, natural gas or refined products, terminal and storage agreements and other similar agreements entered into in the ordinary course business of the Borrower and its Subsidiaries, in each case granted to secure compliance with the applicable agreement and limited to the property that is the subject of the applicable agreement, provided that any such Liens are for claims which are not delinquent or which are being contested in good faith and, if applicable, for which adequate reserves have been maintained to the extent required by GAAP, and provided further that any such Lien does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or the applicable Subsidiary or materially impair the value of such property subject thereto;
(n) Liens on earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to an acquisition or other investment permitted hereunder;
(o) customary Liens arising under sale agreements related to any disposition permitted hereunder, provided that such Liens extend only to the property to be disposed of; and
(p) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations (other than Indebtedness) to providers of insurance, provided that such Liens are granted, and such obligations are incurred, in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien (other than any Lien referred to in clause (l) above) securing Indebtedness of the type included in clause (a) of the definition of the term “Consolidated Net Debt”.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.01(d).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Recipient” means the Administrative Agent and any Lender, or any combination thereof (as the context requires).
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned to such term in Article VIII.
“Required Lenders” means, at any time, subject to Section 2.17, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and unused Commitments of all Lenders at such time.
“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the general counsel or any Financial Officer of such Person or of the general partner of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall, at the request of the Administrative Agent, deliver an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or any Subsidiary to such

Person or any of its Affiliates, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (b) leases between the Borrower and a Subsidiary or between Subsidiaries.
“Sanctioned Country” means a country, territory or region that is itself the subject or target of any Sanctions.
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clause (a) or (b) above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the OFAC or the United States Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Securitization Indebtedness” means (a) any Indebtedness of a Securitization Subsidiary issued or incurred under any Securitization Transaction and (b) in the case of any Securitization Transaction that is a purchase and sale, or otherwise does not involve issuance or incurrence of Indebtedness, the uncollected amount of the Securitization Receivables sold without recourse to one or more third party purchasers or investors pursuant to such Securitization Transaction, net of any such Securitization Receivables that have been written off as uncollectible.
“Securitization Receivables” has the meaning assigned to such term in the definition of “Securitization Transaction”.
“Securitization Subsidiary” means, with respect to any Person, any special purpose subsidiary or special purpose Affiliate to which such Person sells, conveys or otherwise transfers, and in connection therewith grants a Lien on, Securitization Receivables pursuant to a Securitization Transaction.
“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) in connection with which the Borrower or any Affiliate of the Borrower may sell, convey or otherwise transfer, and in connection therewith grant a Lien on, accounts, payments, receivables, accounts receivable, rights to future lease payments or residuals or similar rights to payment and in each case any related assets (the “Securitization Receivables”) to a Securitization Subsidiary or directly to one or more investors or purchasers, provided, in each case, that any obligations arising therefrom do not permit or provide recourse to the Borrower or any Subsidiary (other than a Securitization Subsidiary) or any property or asset of the Borrower or any Subsidiary (other than the property or assets of a Securitization Subsidiary or any Equity Interests in a Securitization Subsidiary), other than with respect to any representations, warranties, servicer obligations, covenants and indemnities entered into by the Borrower or any Subsidiary of a type that are reasonable and customary in securitizations of Securitization Receivables. The parties hereto acknowledge and agree that the representations, warranties, servicer obligations, covenants and indemnities contained in the Existing Securitization Facility, as in effect on the date hereof, are reasonable and customary.
“Significant Subsidiary” means any Subsidiary that is a Significant Subsidiary as such term is defined in Regulation S-X promulgated under the Exchange Act.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent.
“Subsidiary” means any subsidiary of the Borrower, other than any Excluded Subsidiary; provided that solely for purposes of Sections 3.06 (as to the first sentence thereof), 3.11, 5.07 and 5.08 (and any defined terms as such terms are used in such Sections), (a) each MLP Subsidiary and its consolidated subsidiaries (other than any consolidated subsidiary that (i) is not wholly owned by any MLP Subsidiary, (ii) is not Controlled by any MLP Subsidiary and (iii) has been designated as an “Excluded Venture” or an “Unrestricted Subsidiary” (or a term having a similar meaning and effect) under, and in accordance with the terms of, the MPLX Credit Agreement) and (b) each Excluded Subsidiary referred to in clause (b) of the definition of such term (other than any such Excluded Subsidiary that (i) is not wholly owned by the Borrower or any MLP Subsidiary and (ii) is not Controlled by the Borrower or any MLP Subsidiary) shall, in each case, be deemed to be a Subsidiary.
“Subsidiary Guarantee” means a guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit F or any other form approved by the Administrative Agent, together with all supplements thereto.
“Subsidiary Guarantor” means, at any time, each Subsidiary of the Borrower that is party to a Subsidiary Guarantee as a guarantor.
“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) any other derivative agreement or other similar agreement or arrangement, in each case, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Capitalization” means, at any date, the sum of the Consolidated Net Debt and the Consolidated Stockholders’ Equity as of such date.
“Total Revolving Credit Exposure” means, at any time, the aggregate outstanding principal amount of all Loans at such time.
“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party and the borrowing of Loans.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“USA Patriot Act” has the meaning assigned to such term in Section 9.16.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(D)(2).
“wholly owned” means, when used in reference to any subsidiary of any Person, that all of the Equity Interests in such Subsidiary are directly or indirectly (through one or more other wholly owned subsidiaries of such Person) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights. Except as otherwise provided herein and unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (f) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.
SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being agreed, in the case of any such amendment that is solely in respect of an accounting change described in Financial Accounting Standards Board Accounting Standards Codification 842 or 606 (or any other Accounting Standards Codifications having a similar result or effect) (and related interpretations), that no amendment fees shall be required to be paid by the Borrower to the Lenders (but the Borrower shall be responsible for costs and expenses relating to such amendment in accordance with the terms of this Agreement)). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (c) any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, or (d) the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification 842.
SECTION 1.05.     Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b) of this Agreement, such Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.11, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
SECTION 1.06.     Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
The Credits
SECTION 2.01.     Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans denominated in dollars to the Borrower (each such loan, a “Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02.     Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective

Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.     Requests for Borrowings. To request a Borrowing, the Borrower shall submit to the Administrative Agent, by fax or electronic mail (in .pdf or .tif format) a Borrowing Request, signed by a Responsible Officer of the Borrower (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the aggregate principal amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of payment to be made by the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.05.     Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall submit, by fax or electronic mail (in .pdf or .tif format), an Interest Election Request, signed by a Responsible Officer of the Borrower, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06.     Termination and Reduction of Commitments. (a) Unless previously terminated pursuant to the terms of this Agreement (including pursuant to the final sentence of Section 4.02), the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Total Revolving Credit Exposure would exceed the Aggregate Commitments.
(c)    The Borrower shall notify the Administrative Agent by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice of termination or reduction of the Commitments may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07.     Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay, without premium or penalty (subject to Section 2.13), to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.
SECTION 2.08.     Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of any Borrowing may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c)    If, on any date, the Administrative Agent notifies the Borrower that the Total Revolving Credit Exposure exceeds the Aggregate Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure to an amount not exceeding the Aggregate Commitments on such date.
SECTION 2.09.     Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount (if any) by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Availability Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day after such last day (or if not a Business Day, the next following Business Day), commencing on the first such date to occur after the Availability Date; provided that accrued commitment fees shall be payable on the date on which the Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent
(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.10.     Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears (i) (A) in the case of any ABR Loan, through the last day of each March, June, September and December, on each Interest Payment Date for such ABR Loan and (B) in the case of any Eurodollar Loan, through each applicable Interest Payment Date for such Eurodollar Loan, on each such Interest Payment Date (ii) upon termination of the Commitments; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.
SECTION 2.11.     Alternate Rate of Interest.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period (including because the LIBO Screen Rate is not available or published on a current basis); or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof (which may be by electronic mail) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any Eurodollar Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section have arisen (including because the LIBO Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section have not arisen but (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the supervisor for the administrator or the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published (and there is no successor administrator that will continue publication of the LIBO Screen Rate) or (y) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor in good faith to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention in the United States for determining a rate of interest for syndicated loans denominated in dollars at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that such amendment shall not reduce the Applicable Rate); provided that if such alternative rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five

Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this paragraph (b) (in the case of sub-clause (y) thereof, only prior to the applicable specified date), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (A) and (B) of paragraph (a) of this Section shall be applicable.
SECTION 2.12.     Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Connection Income Taxes and (C) Excluded Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
(b)    If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section, including in reasonable summary detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable summary detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.14.     Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If an applicable withholding agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such withholding agent may so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deductions or withholdings applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable (without duplication) by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with any Loan Document (including amounts paid or payable under this paragraph), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 20 days after the Recipient delivers to any Loan Party (with a copy to the Administrative Agent) a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim, which certificate shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent, which certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document from any other source against any amount then due to the Administrative Agent under this paragraph.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A) through 2.14(f)(ii)(F) and Section 2.14(f)(iii)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of the applicable certificate provided in Exhibits E-1 through E-4 (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms and other documentation prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such direct or indirect partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document and the termination of this Agreement or any provision hereof.
(i)    Defined Terms. For purposes of this Section 2.14, the term “applicable law” includes FATCA.
SECTION 2.15.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without any defense, set off, recoupment or counterclaim. Any amounts received after the time set forth above on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account in the United States as it may specify from time to time, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.14(e), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to such Person under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.16.     Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(b)    If (i) any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office, or to assign and delegate its rights and obligations, in accordance with Section 2.16(a), (ii) any Lender becomes a Defaulting Lender or (iii) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 9.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent, then, in each case, the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Sections 2.12 and 2.14) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (with respect to any assignee that is not already a Lender hereunder or an Affiliate of a Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment and delegation will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent as contemplated by clause (iii) above, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, modification, waiver or consent can be effected and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).
SECTION 2.17.     Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any commitment fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).
The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders, as of the Closing Date, the Availability Date and thereafter as of each date required by Section 4.03, that:
SECTION 3.01.     Organization; Powers. Each of the Borrower, the Guarantors and the Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.     Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (b) will not violate or result in any breach or contravention of any law, rule or regulation or any order, injunction, writ or decree of any Governmental Authority, in each case, applicable to or binding upon the Borrower or any of its Subsidiaries or any of its property, except, in any such case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound, except, in each case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Borrower or any Subsidiary Guarantor.
SECTION 3.04.     Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2018, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2019. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    As of each of the Closing Date and the Availability Date, there has been no Material Adverse Change since December 31, 2018.
SECTION 3.05.     Litigation and Environmental Matters. (a) As of each of the Closing Date and the Availability Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.
SECTION 3.06.     Compliance with Laws; No Default. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.
SECTION 3.07.     Margin Regulations; Investment Company Status. Neither the Borrower nor any of the other Loan Parties is engaged in the business of extending credit for the purpose of

“purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board. No proceeds of any Loan will be used by the Borrower or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations T, U, or X of the Board. Neither the Borrower nor any of the other Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.08.     Taxes. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09.     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.     Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (collectively, the “Information”) furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information theretofore furnished and taken as a whole and in conjunction with all other information that has theretofore been made publicly available by the Borrower in its filings with the SEC or in investor-related materials publicly available on the Borrower’s website (other than, in each case, any such information set forth under the caption “risk factors” or “forward-looking statements” and any other similarly cautionary, predictive or forward-looking information set forth in such filings or materials)) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.
SECTION 3.11.     Anti-Corruption Laws and Sanctions. The Borrower has policies and procedures designed and implemented to promote, in its reasonable business judgment, compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower or its Subsidiaries, as applicable) with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds thereof or the other transaction contemplated by this Agreement will, to the knowledge of the Borrower, violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV
Conditions
SECTION 4.01.     Closing Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the obligations of the Lenders to make Loans are subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent set forth in Sections 4.02 and 4.03:
(a)    The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Jones Day, counsel for the Borrower, reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Borrower or this Agreement as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower, dated as of the Closing Date, certifying (i) the resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of each Loan Document to which the Borrower is a party, (ii) the charter, bylaws or other applicable organizational documents of the Borrower and (iii) the names and true signatures of the officers executing any Loan Document on behalf of the Borrower on the Closing Date.
(d)    The Administrative Agent shall have received a certificate of good standing with respect to the Borrower from appropriate public officials in the jurisdiction of organization of the Borrower.
(e)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming the satisfaction of the conditions set forth in paragraphs (a) and (b) of Section 4.03, in form and substance reasonably satisfactory to the Administrative Agent.
(f)    On or before the Closing Date, the Lenders, the Administrative Agent and the Arrangers shall have received reimbursement of all reasonable out-of-pocket expenses required to be reimbursed by it and for which reasonably detailed invoices have been presented to the Borrower on or before the date that is two Business Days prior to the Closing Date.
(g)    The Lenders shall have received all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act, to the extent requested by the Lenders in writing to the Borrower at least 10 Business Days prior to the Closing Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.     Availability Date. The obligations of the Lenders to make Loans hereunder is subject to the occurrence of the Closing Date and the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:
(a)    All principal, interest, fees and other amounts due or outstanding under the Existing 364-Day Credit Agreement shall have been (or substantially concurrently shall be) paid in full, all commitments thereunder shall have been (or substantially concurrently shall be) terminated and all guarantees thereunder, if any, shall have been (or substantially concurrently shall be) discharged and released, and, in each case, the Administrative Agent shall have received reasonable evidence of the foregoing.
(b)    The Administrative Agent shall have received a certificate, dated as of the Availability Date and signed by a Financial Officer of the Borrower, confirming that the conditions set forth in paragraphs (a) and (b) of Section 4.03 have been satisfied, in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that the form delivered pursuant to Section 4.01(e) is satisfactory for purposes of this paragraph (b)).
(c)    On or before the Availability Date, the Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower and all reasonable out-of-pocket expenses required to be reimbursed by the Borrower (in the case of expenses, to the extent that reasonably detailed invoices have been presented to the Borrower on or before the date that is two Business Days prior to the Availability Date).
The Administrative Agent shall notify the Borrower and the Lenders of the Availability Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to October 1, 2019 (and, in the event such conditions are not so satisfied or waived on or prior to such date, the Commitments shall terminate on October 1, 2019).
SECTION 4.03.     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan) is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement (other than, after the Availability Date, in Sections 3.04(b) and 3.05(a)) and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(b)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
Each Borrowing (other than any conversion or continuation of any Loan) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V
Affirmative Covenants
From and after the Availability Date (except in the case of Section 5.03(a), which, solely with respect to the Borrower, shall be applicable from and after the Closing Date) and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.     Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:
(a)    within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if such a Default has occurred and is continuing as of the date of such certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) setting forth a reasonably detailed reconciliation of each of the components reflected in the calculation referred to in clause (ii) above to the corresponding consolidated amounts set forth in the financial statements accompanying such certificate and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement that has had a significant effect on the calculation of the Consolidated Net Tangible Assets or the ratio referred to in Section 6.05 and, if any such change has occurred, specifying the nature of such change and the effect of such change on such calculation;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e)    promptly after Moody’s, Fitch or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and
(g)    promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act.
Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more reports containing such information, shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.     Notices of Default. The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to each Lender prompt written notice of the occurrence of any Default of which any Responsible Officer of the Borrower obtains knowledge. Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.     Existence; Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence (in the case of the Borrower, in its State of organization) and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided further that this Section 5.03 shall not require the Borrower or any Significant Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises or require any Significant Subsidiary to maintain its legal existence, in each case, if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.04.     Payment of Taxes and other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities and other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower or such Subsidiary before the same shall become delinquent or in default, except, in each case, to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.     Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including by the maintenance of adequate self-insurance reserves to the extent customary among such companies).
SECTION 5.06.     Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions in conformity with GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense) upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.
SECTION 5.07.     Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed, in its reasonable business judgment, to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower and its Subsidiaries, as applicable) with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08.     Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes of the Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, to the extent that would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any other manner that would result in the material violation of any Sanctions applicable to any party to this Agreement.
ARTICLE VI
Negative Covenants
From and after the Availability Date (except in the case of Section 6.03, which shall be applicable from and after the Closing Date) and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.     Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(a)    Securitization Indebtedness; provided that the aggregate principal amount thereof owing to a Person that is not the Borrower or a Subsidiary shall not exceed $1,500,000,000 at any one time outstanding;
(b)    Indebtedness existing on the Availability Date which is either (i) set forth on Schedule 6.01 or (ii) in a principal amount which is less than (x) $50,000,000 individually and (y) $100,000,000 in the aggregate;
(c)    Indebtedness of any Non-Guarantor Subsidiary owing to the Borrower or any Subsidiary;
(d)    Indebtedness of any Non-Guarantor Subsidiary incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement;
(e)    Indebtedness of any Non-Guarantor Subsidiary as an account party in respect of trade letters of credit;
(f)    Indebtedness of a Person that is not a subsidiary of the Borrower and that becomes a Subsidiary after the Closing Date or is merged or consolidated with or into the Borrower or any Subsidiary after the Closing Date, in each case, if such Indebtedness is existing at the time such Person becomes a Subsidiary or is so merged or consolidated and is not incurred in contemplation of such transaction;
(g)    other Indebtedness of any Non-Guarantor Subsidiary; provided that the sum, without duplication, of (A) the outstanding aggregate principal amount of all such Indebtedness of any Non-Guarantor Subsidiary, plus (B) the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and the Subsidiaries permitted under Section 6.02(b) (other than Sale and Leaseback Transactions permitted by the proviso set forth therein), plus (C) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(vi), shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof;
(h)    Indebtedness of any Non-Guarantor Subsidiary in respect of bid, performance or surety bonds, workers’ compensation claims or self-insurance obligations, in each case incurred in the ordinary course of business, including reimbursement obligations of any Non-Guarantor Subsidiary incurred in the ordinary course of business with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims and self-insurance obligations (in each case, other than Guarantees of and obligations for money borrowed); and
(i)    extensions, refinancings, renewals or replacements of the Indebtedness permitted by clause (b), (d) or (f) above which, in the case of any such extension, refinancing, renewal or replacement,

does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.
SECTION 6.02.     Liens and Sale and Leaseback Transactions. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any Securitization Receivables in connection with any financing transaction or series of financing transactions (including factoring arrangements), except:
(i)    Permitted Encumbrances;
(ii)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the Availability Date which is either (A) set forth on Schedule 6.02 or (B) securing Indebtedness or other obligations in a principal amount which is less than (x) $50,000,000 individually and (y) $100,000,000 in the aggregate;
(iii)    Liens on fixed or capital assets acquired, constructed, repaired, developed or improved by the Borrower or any Subsidiary; provided that (A) any Indebtedness secured by such Liens, including any Capital Lease Obligations, (x) is incurred to finance the acquisition, construction, repair, development or improvement of such fixed or capital asset or (y) is an extension, refinancing, renewal or replacement thereof that does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement, (B) such Liens and the Indebtedness secured thereby (other than any such Indebtedness referred to in clause (y) above) are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (C) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (other than accessions and improvements thereto);
(iv)    Securitization Transactions and Liens on the Equity Interests or assets of any Securitization Subsidiary, or Liens on Securitization Receivables sold, contributed, financed or otherwise conveyed or pledged in connection with a Securitization Transaction, in each case, so long as the aggregate outstanding principal amount of the Securitization Indebtedness arising therefrom or secured thereby does not exceed $1,500,000,000 at any one time;
(v)    Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b);
(vi)    Liens not otherwise permitted by the other clauses of this Section securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries; provided that the sum, without duplication, of (A) the aggregate principal amount of all such Indebtedness and obligations, plus (B) the outstanding aggregate principal amount of all Indebtedness of any Non-Guarantor Subsidiary permitted under Section 6.01(g), plus (C) the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and the Subsidiaries permitted under Section 6.02(b) (other than Sale and Leaseback Transactions permitted by the proviso set forth therein), shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien;
(vii)    Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary in favor of the Borrower or any Subsidiary;

(viii)    Liens on property existing at the time such property is acquired by the Borrower or any of its Subsidiaries after the Closing Date and not created in contemplation of such acquisition (or on repairs, improvements, additions or accessions thereto), and Liens on the assets of any Person that is not a subsidiary of the Borrower and that becomes a Subsidiary after the Closing Date or is merged or consolidated with or into the Borrower or any Subsidiary after the Closing Date, in each case, if such Liens exist at the time such Person becomes a Subsidiary or is so merged or consolidated and not created in contemplation of such transaction (or on repairs, improvements, additions or accessions thereto), provided that such Liens do not extend to any other assets;
(ix)    Liens on (A) Equity Interests in a Joint Venture securing obligations of such Joint Venture and (B) Equity Interests in an Excluded Subsidiary securing obligations of such Excluded Subsidiary;
(x)    Liens securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $400,000,000;
(xi)    extensions, renewals and replacements of the Liens described in clause (ii), (iii) or (viii) above, so long as there is no increase in the Indebtedness or other obligations secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements and replacements in respect of such property) is subject to such Lien;
(xii)    Liens in favor of the Administrative Agent securing Indebtedness or other obligations created under this Agreement and the other Loan Documents, if any; and
(xiii)    other Liens on the assets of the Borrower or any Subsidiary securing any Indebtedness or other obligations of the Borrower or any Subsidiary, provided that (x) in the case of any such Liens on any assets of such Subsidiary, such Subsidiary, if not already a Subsidiary Guarantor, shall become a Subsidiary Guarantor in accordance with Section 9.09 for so long as such other Indebtedness or other obligations are secured by such Liens and (y) the Borrower or such Subsidiary, as the case may be, shall secure all the Indebtedness and other obligations under the Loan Documents equally and ratably with such other Indebtedness or other obligations for so long as such other Indebtedness or other obligations are secured by such Liens (it being understood and agreed that, with respect to any Guarantee by any Subsidiary Guarantor created as contemplated by clause (x) above or any Lien securing any Indebtedness or other obligations under the Loan Documents created as contemplated by clause (y) above, no release thereof shall occur if such other Indebtedness or other obligations ceases to be secured by such Liens as a result of the enforcement of such Liens).
(b)    The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (i) the aggregate amount of the Attributable Debt under all Sale and Leaseback Transactions of the Borrower and the Subsidiaries (other than Sale and Leaseback Transactions permitted by the proviso set forth below), plus (ii) the outstanding aggregate principal amount of all Indebtedness of any Non-Guarantor Subsidiary permitted under Section 6.01(g), plus (iii) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(vi), shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction; provided that the Borrower or any Subsidiary may enter into any Sale and Leaseback Transaction of any fixed or capital assets acquired or constructed by the Borrower and the Subsidiaries after the Closing

Date so long as such Sale and Leaseback Transaction is consummated within 180 days after such acquisition or the completion of construction, as the case may be.
SECTION 6.03.     Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its consolidated assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (a) any Person may merge with or into the Borrower in a transaction in which the Borrower is the surviving entity; and (b) the Borrower may merge with or into any other Person in a transaction in which such other Person is the surviving entity (the “Surviving Person”) so long as (i) such Surviving Person is a corporation or other entity organized or existing under the laws of the state of Ohio or Delaware, (ii) prior to such merger, such Person is a shell company with no liabilities, (iii) such Surviving Person assumes the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, (iv) to the extent reasonably requested by any Lender at least three Business Days prior to the date of such transaction, such Surviving Person shall have provided to such Lender all documentation and other information that may be required by such Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act, and (v) on the date of such transaction, the Borrower delivers to the Administrative Agent customary evidence of authority, customary secretary’s certificates, a customary reaffirmation agreement (if any Subsidiary shall then be a Subsidiary Guarantor), and a favorable written opinion of counsel for the Borrower covering such matters relating to such Surviving Person, the Loan Documents or such merger as the Administrative Agent may reasonably request, which opinion and counsel shall be reasonably satisfactory to the Administrative Agent.
SECTION 6.04.     Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates (including any MLP Subsidiary and its subsidiaries), except on terms and conditions, taken as a whole, that are substantially no less favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the Borrower’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction, taken as a whole, is otherwise fair to the Borrower or such Subsidiary); provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and the Subsidiaries or between or among Subsidiaries, (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of the Subsidiaries, (c) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any Subsidiary, (d) contracts, agreements, transactions or arrangements (including the acquisition or sale of assets or businesses or any interest therein, investments, contributions, distribution waivers and restructuring transactions) entered into (i) with any MLP Subsidiary and its subsidiaries or (ii) any other Excluded Subsidiary (to the extent an Affiliate), in each case, on terms and conditions that are fair and reasonable to the Borrower and the Subsidiaries, taking into account the totality of the relationship between the Borrower and the Subsidiaries, on the one hand, and such MLP Subsidiary and its subsidiaries or such Excluded Subsidiary and its subsidiaries, as the case may be, on the other, including the contemplated transactions set forth on Schedule 6.04, (e) transactions pursuant to any contract or agreement, between the Borrower or any of its Subsidiaries, on one hand, and any MLP Subsidiary and its subsidiaries, on the other, that as of the Closing Date has been filed as an exhibit to any report or statement filed by the Borrower or such MLP Subsidiary with the SEC, in each case as such contract or agreement is in effect on the Closing Date or as amended, supplemented or otherwise modified, or as replaced, thereafter, so long as such amendments, supplements or other modifications, or such replacement contract or agreement, individually or in the aggregate, are not materially adverse to the interests of the Lenders, (f) transactions between or among the MLP Subsidiaries and their respective subsidiaries (and, to the extent it is a party to such transactions solely in its capacity as the general or limited partner of any MLP Subsidiary, the Borrower or any Subsidiary that is the general or limited partner of any MLP Subsidiary) and (g) investments in or capital contributions to Joint Ventures (to the extent an Affiliate).
SECTION 6.05.     Maximum Consolidated Net Debt to Total Capitalization Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter, commencing with the first fiscal quarter ending after the Availability Date, a ratio of Consolidated Net Debt as of such date to Total Capitalization as of such date of no greater than 0.65 to 1.00.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur (provided that, prior to the Availability Date, only the events described in clause (b), (d) (to the extent relating to Section 5.03 or 6.03), (h) or (i) of this Article shall constitute “Events of Default” for the purposes of this Agreement):
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e)    the Borrower or any Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)    the Borrower or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest, fees or other amounts) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, purchase or redemption thereof;
(h)    an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;
(i)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the Borrower, any Subsidiary or any combination thereof, and either (i) the same shall remain undischarged or unsatisfied for a period of 45 consecutive days (or 60 consecutive days in the case of judgments rendered in jurisdictions outside of the United States of America, any State thereof and the District of Columbia) during which execution shall not be effectively stayed (it being understood that, for the purposes of this clause (k), “independent third-party insurance” shall include industry mutual insurance companies in which the Borrower or any Subsidiary has an ownership interest) or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    other than as a result of (i) the termination of the obligations of any Subsidiary Guarantor under a Subsidiary Guarantee pursuant to the terms thereof or pursuant to Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder, or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each

Loan and all fees payable hereunder, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or the Borrower or any Subsidiary Guarantor denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or
(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
Each of the Lenders hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors to act as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary actions and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or is contrary to any Loan Document or applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02), or otherwise unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that the Administrative Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely upon, and shall not incur any liability for relying upon, any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and may act upon any such statement prior to the receipt of a written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.
If the Person serving as the Administrative Agent becomes a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent (the effectiveness thereof being subject to the following sentence) and appoint a successor in accordance with the immediately preceding paragraph. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after delivery of such notice (or such earlier day as shall be agreed to by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date, whereupon, on the date of effectiveness of such removal, (a) the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.
Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the Availability Date that has been made available by the Administrative Agent to the Lenders.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.
Each Arranger and each institution identified as a “Syndication Agent” or “Documentation Agent” with respect to this Agreement shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
ARTICLE IX
Miscellaneous
SECTION 9.01.     Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (other than in the case of notices or other communications to the Borrower or any Subsidiary Guarantor) or electronic transmission, as follows:
(i)    if to the Borrower or any Subsidiary Guarantor, to it at (or to it in care of) Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of Donald C. Templin, Executive Vice President and Chief Financial Officer (Telephone: (419) 421-2932; Email: dctemplin@marathonpetroleum.com);
(ii)    if to the Borrower or any Subsidiary Guarantor in respect of any service of process to be delivered to the Borrower or such Subsidiary Guarantor, to it at (or to it in care of) Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of General Counsel (Telephone: (419) 421-3112; Email: sgagle@marathonpetroleum.com);

(iii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, NCC5 Floor 1, 500 Stanton Christiana Rd, Newark DE 19713, Attention of Nicholas Fattori (Fax No. (302) 634-1417); (Email: nicholas.fattori@chase.com); and
(iv)    if to any other Lender, to it at its address (or telephone number, fax number and email address, as applicable) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Any party hereto may change its address, telephone number, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Intralinks, DebtDomain, SyndTrak, ClearPar or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform; provided that the foregoing shall not apply as to any direct or actual damages to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties or the material breach by the

Administrative Agent or any of its Related Parties of the express terms of this Agreement or the other Loan Documents.
SECTION 9.02.     Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Subject to paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (in each case, other than as a result of any waiver of any default interest applicable pursuant to Section 2.10(c)), without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case, other than as a result of any waiver of any default interest applicable pursuant to Section 2.10(c)), or postpone the scheduled date of expiration of any Commitment (including any such postponement as a result of any modification to the last sentence of Section 4.02), without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any material Subsidiary Guarantor from its Subsidiary Guarantee, except as provided in Section 9.09, without the written consent of each Lender or (vii) change Section 4.02(a) or waive the satisfaction of the condition set forth therein, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) above and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

(c)    Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:
(i)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical nature;
(ii)    this Agreement may be amended in the manner provided in Section 2.11(b); and
(iii)    Schedule 1.01 may be amended from time to time as contemplated by the definition of the term “Excluded Subsidiary”.
(d)    The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.     Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and the Arrangers (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole) in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of Loans.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (and shall reimburse each Indemnitee upon demand for any reasonable and documented legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its Affiliates and regardless of any exclusive or contributory negligence of any Indemnitee; provided that (i) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of the bad faith, willful misconduct or gross negligence of such Indemnitee or the material breach by such Indemnitee of the express terms of the Loan Documents or (y) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee, provided that this clause (y) shall not limit the Borrower’s obligation to indemnify and hold harmless the Administrative Agent, any Arranger or any other titled person, in each case, in its capacity or in fulfilling its role as such; (ii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one additional firm of counsel (and, if necessary, one additional firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable) for each such affected Indemnitee (or the affected Indemnitees that are similarly situated); (iii) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee); and (iv) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent (which shall not be unreasonably withheld), except if such settlement shall have been entered into more than 90 days after receipt by the Borrower of a request by an Indemnitee for reimbursement of its legal or other expenses incurred in connection with such proceeding and the Borrower shall not have either (x) reimbursed such Indemnitee therefor in accordance with, and to the extent required by, this paragraph prior to the date of such settlement or (y) provided written notice to such Indemnitee that it disputes such Indemnitee’s claim for indemnification under this paragraph with respect to such proceeding. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
(d)    To the extent permitted by applicable law and without limiting in any way the Borrower’s or any other Loan Party’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section or in any other Loan Document, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against each other such Person (and, in the case of the Borrower, any Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.     Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly provided in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any other attempted assignment or transfer by any Lender shall be null and void) . Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default (for the avoidance of doubt, after giving effect to the first proviso set forth in Article VII) has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loans or Commitments to any Lender, any Affiliate of a Lender or any Approved Fund.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including United States Federal and state securities laws;
(E)    the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.14(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered; and
(F)    the assignment shall be recorded in the Register as required under Section 9.04(b)(v), and no assignment shall be effective unless and until such assignment is so recorded.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform)

executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and the applicable forms to the extent required under Section 2.14(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or record the information therein in the Register if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee and is otherwise eligible to be a Lender hereunder. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (1) such Participant agrees to be subject to the provisions of Sections 2.14 (including Section 2.14(f)), 2.15 and 2.16 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (2) such Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; and (3) the Borrower shall be notified promptly by the applicable Lender of each participation sold by such Lender to a Participant pursuant to this paragraph. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.     Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.     Counterparts; Integration; Effectiveness; Electronic Execution.
(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any letter agreements with respect to fees payable to the Administrative Agent or the Arrangers (including on behalf of the Lenders) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter entered into in connection with the Facility that by the terms of such commitment letter survive the effectiveness of this Agreement). Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the obligations of the Lenders to make Loans hereunder are subject to the satisfaction or waiver of the conditions set forth in Sections 4.01, 4.02 and 4.03. Delivery of an executed counterpart of a signature page of this Agreement by fax or electronic transmission (in .pdf or .tif format) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.
(b)    The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent.
SECTION 9.07.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower existing under this Agreement held by such Lender or any of its Affiliates which are then due and payable, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the terms hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.     Subsidiary Guarantees. (a) The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia and not owned, directly or indirectly, by any CFC in its chain of ownership to become a Subsidiary Guarantor (and, in the event any Subsidiary shall become an obligor or provide a Guarantee under the Five-Year Facility, the Borrower shall, substantially concurrently therewith, cause such Subsidiary to become a Subsidiary Guarantor), in each case, by such Subsidiary executing and delivering to the Administrative Agent a Subsidiary Guarantee, together with such customary legal opinions (which may be opinions of in-house counsel), corporate documents, secretary’s certificates, good standing certificates and evidence of authority as the Administrative Agent may reasonably request.
(b)    So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests in a Subsidiary Guarantor that are owned by the Borrower or any Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) if, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guarantee, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guarantee; provided that in the event such Subsidiary Guarantor shall have been an obligor or shall have provided a Guarantee under the Five-Year Facility, substantially concurrently therewith such Subsidiary Guarantor shall cease to be an obligor under the Five-Year Facility or the Guarantee thereof under the Five-Year Facility shall be released, as the case may be. In connection with an execution by the Administrative Agent of any such release, upon request of the Administrative Agent the Borrower shall deliver a certificate of a Financial Officer of the Borrower as to the satisfaction of the requirements to such release set forth in the immediately preceding sentence. Any execution and delivery of any release documents by the Administrative Agent pursuant to this paragraph shall be without recourse or warranty by the Administrative Agent.
SECTION 9.10.     Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY

RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.     Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional obligation of confidentiality), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having or purporting to have jurisdiction over the Administrative Agent or such Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (i) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information, and (ii) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (c) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case the Administrative Agent or such Lender, as applicable, shall (i) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information, and (ii) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any of its Affiliates and their respective obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates, (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (iii) any credit insurance provider relating to the Borrower and its obligations, (j) to market data collectors, similar service providers, including league table providers, to the lending industry, in each case, information of the type routinely provided to such providers and (k) to service providers to the Administrative Agent or any of the Lenders in connection with the administration or servicing of this Agreement, the other Loan Documents and the

Commitments. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or any of its Affiliates (including, for the avoidance of doubt, any of their respective subsidiaries) or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION (INCLUDING REQUESTS FOR AMENDMENTS, CONSENTS AND WAIVERS) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.14.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges to be bound by:
(a)    the application of any Write-Down and Conversion Power by any EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.16.     USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the USA Patriot Act.

SECTION 9.17.     No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that (a) in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders and their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications, and (b) the Administrative Agent, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower, its Subsidiaries and their Affiliates, and none of the Administrative Agent, the Lenders and their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Subsidiaries. To the fullest extent permitted by law, the Borrower, on behalf of itself and its Subsidiaries, agrees not to assert any claims against the Administrative Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARATHON PETROLEUM CORPORATION

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Vice President, Finance and Treasurer

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By:	/s/ Debra Hrelja
Name: Debra Hrelja Title: Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	Wells Fargo Bank, National Association

by	/s/ Nathan Starr
Name: Nathan Starr Title: Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	BANK OF AMERICA, N.A.

by	/s/ Alia Qaddumi
Name: Alia Qaddumi Title: Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	BARCLAYS BANK PLC

by	/s/ Sydney G. Dennis
Name: Sydney G. Dennis Title: Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Citibank, N.A.

by	/s/ Peter Kardos
Name: Peter Kardos Title: Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Mizuho Bank, Ltd.

by	/s/ Edward Sacks
Name: Edward Sacks Title: Authorized Signatory

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

MUFG Bank, Ltd.

by	/s/ Anastasiya Bykov
Name: Anastasiya Bykov Title: Authorized Signatory

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

ROYAL BANK OF CANADA

by	/s/ Jason S. York
Name: Jason S. York Title: Authorized Signatory

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	BNP Paribas

by	/s/ Nicolas Anberree
Name: Nicolas Anberree Title: Vice President

For any Lender requiring a second signature block:

by	/s/ Mark Renaud
Name: Mark Renaud Title: Managing Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

GOLDMAN SACHS BANK USA,

by	/s/ Ryan Durkin
Name: Ryan Durkin Title: Authorized Signatory

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	PNC BANK, N.A.

by	/s/ Daniel Scherling
Name: Daniel Scherling Title: Assistant Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	The Bank of Nova Scotia, Houston Branch

by	/s/ Joe Lattanzi
Name: Joe Lattanzi Title: Managing Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

SUMITOMO MITSUI BANKING CORPORATION

by	/s/ Richard Eisenberg
Name: Richard Eisenberg Title: Managing Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	SUNTRUST BANK

by	/s/ Justin Lien
Name: Justin Lien Title: Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	THE TORONTO-DOMINION BANK, NEW
YORK BRANCH

by	/s/ Maria Macchiaroli
Name: Maria Macchiaroli Title: Authorized Signatory

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	U.S. Bank National Association

by	/s/ John Prigge
Name: John Prigge Title: Senior Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	Branch Banking and Trust Company

by	/s/ Greg Krablin
Name: Greg Krablin Title: Senior Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	Fifth Third Bank

by	/s/ Matt Lewis
Name: Matt Lewis Title: Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	The Huntington National Bank

by	/s/ Jason A. Zilewicz
Name: Jason A. Zilewciz Title: Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	Comerica Bank

by	/s/ Robert Wilson
Name: Robert Wilson Title: Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Riyad Bank, Houston Agency

by	/s/ Michael Meiss
Name: Michael Meiss Title: General Manager

by	/s/ Manny Cafeo
Name: Manny Cafeo Title: Vice President Operations Manager

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

Name of Institution:	THE BANK OF NEW YORK MELLON

by	/s/ William M. Feathers
Name: William M. Feathers Title: Director

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]

SIGNATURE PAGE TO THE 364-DAY REVOLVING CREDIT AGREEMENT OF MARATHON PETROLEUM CORPORATION

The Northern Trust Company

by	/s/ John Di Legge
Name: John Di Legge Title: Senior Vice President

[SIGNATURE PAGE TO MARATHON PETROLEUM CORPORATION 364-DAY REVOLVING CREDIT AGREEMENT]